As filed with the Securities and Exchange Commission on February 29, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814

(301) 986-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

Approximate date the registrant proposes to begin selling securities to the public: From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐    Accelerated filer ☒     Non-accelerated filer ☐    Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities of Each Class to be Registered(1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)

Preferred Stock, par value $.01 per share Depositary Shares (4)	$140,000,000	—	$140,000,000	$5,502

(1)	Offered securities registered hereunder may be sold separately, together or as units with other offered securities registered hereunder.
(2)	There are being registered hereunder an indeterminable number of securities of each identified class as may from time to time be offered for sale at indeterminate prices. In no event will the aggregate maximum offering price of all securities registered under this registration statement exceed $140,000,000. The proposed maximum offering price per security has been omitted pursuant to General Instruction II.D of Form S-3. The registrant will establish the proposed maximum offering price per security if and when it offers securities registered under this registration statement.
(3)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(o) of the rules and regulations of the Securities Act of 1933, as amended.
(4)	To be represented by depositary receipts representing an interest in all or a specified portion of a share of preferred stock. Each depositary share will be issued under a deposit agreement.

The information in this prospectus is not complete and may be changes. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 29, 2008

PROSPECTUS

$140,000,000

Preferred Stock and Depositary Shares

We may from time to time offer, in one or more series, separately or together, the following:

•	shares of our preferred stock; and

•	shares of our preferred stock represented by depositary shares.

The aggregate initial public offering price of the securities that we may offer through this prospectus will be up to $140,000,000.

We will offer our securities in amounts, at prices and on terms to be determined at the time we offer such securities.

When we sell a particular series of securities, we will prepare a prospectus supplement describing the offering and the terms of that series of securities. Such terms may include limitations on direct or beneficial ownership and restrictions on transfer of our securities being offered that we believe are appropriate to preserve our status as a real estate investment trust for federal income tax purposes.

You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may offer our securities directly, through agents we may designate from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth or will be calculable from the information set forth in the applicable prospectus supplement. None of our securities may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such class or series of the securities.

Investing in our preferred stock and our preferred stock represented by depositary shares involves risks. See “Risk Factors” beginning on page 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which is incorporated herein by reference, for risks relating to an investment in our preferred stock and our preferred stock represented by depositary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                         , 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $140,000,000. Our prospectus provides you with a general description of these securities. Each time we sell securities, we will provide a prospectus supplement and may also provide you with a free writing prospectus that will contain specific information about all of the terms of that offering. Our prospectus supplement and any free writing prospectus may also add, update or change information contained in this prospectus. To the extent there is any inconsistency between the information in the prospectus and the prospectus supplement and any free writing prospectus, you should rely solely on the information in the prospectus supplement and any free writing prospectus. You should read both this prospectus and the applicable prospectus supplement and any free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

References to “we,” “us” or “our” refer to Saul Centers, Inc., Saul Holdings Limited Partnership, which we refer to as the “Partnership,” and their respective direct or indirect owned subsidiaries, unless the context otherwise requires. We conduct our business and operations through the Partnership and/or directly or indirectly owned subsidiaries. The term “you” refers to a prospective investor. We are the sole general partner of the Partnership and, as of December 31, 2007, owned an approximately 76.6% general partnership interest in the Partnership. In addition, B. Francis Saul II, our Chairman and Chief Executive Officer, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul, whom we collectively refer to as “The Saul Organization,” hold the remaining partnership interests in the Partnership, all of which are limited partnership interests.

SAUL CENTERS, INC.

We are a self-administered and self-managed real estate company operating as a real estate investment trust, or a REIT, for federal income tax purposes. Our primary business strategy is the ownership, management and development of income-producing properties. Our long-term objectives are to increase cash flow from operations and to maximize capital appreciation of our real estate.

As of December 31, 2007, our properties consisted of 48 community and neighborhood shopping center and office properties totaling approximately 8.0 million square feet of leaseable area.

Our principal executive offices are located at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814 and our telephone number is (301) 986-6200. Our website address is www.saulcenters.com. The information contained in our website is not a part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will contribute the net proceeds of a sale of securities to the Partnership in exchange for substantially identical securities of the Partnership. The Partnership will use the net proceeds from the sale of securities for one or more of the following:

•	repayment of debt;

•	acquisition of additional properties;

•	development of new properties;

•	redevelopment of existing properties;

•	redemption of any preferred stock or depositary shares then outstanding; and

•	working capital and general corporate purposes.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	For the Years Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	2.15x	2.01x	2.00x	2.02x	1.92x
Ratio of earnings to combined fixed charges and preferred stock dividends	1.77x	1.65x	1.62x	1.60x	1.84x

For purposes of computing the ratios of earnings to fixed charges, earnings consist of income before minority interest after adjustment for change in accounting method and fixed charges. Fixed charges consist of interest and debt expense, capitalized interest and interest portion of rental expense. The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing our earnings by fixed charges and preferred stock dividends.

DESCRIPTION OF PREFERRED STOCK

The following is a general description of the preferred stock that we may offer from time to time. The particular terms of the preferred stock being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement. The statements below describing our preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation and our bylaws. You should read our articles of incorporation and our bylaws for more complete information.

Authorized Stock

Our articles of incorporation allow us to issue up to 30,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 2007, we had 17,747,529 shares of common stock outstanding and 4,000 shares of 8% Series A Cumulative Redeemable Preferred Stock outstanding, which we refer to as our Series A preferred stock.

Series A Preferred Stock

Pursuant to an articles supplementary to our articles of incorporation, we authorized 40,000 shares of Series A preferred stock, all of which are outstanding as of December 31, 2007. The Series A preferred stock is represented by 4,000,000 depositary shares, each representing 1/100th of a share of Series A preferred stock. The depositary shares may be redeemed, in whole or in part, at the $25.00 liquidation preference, at our option on or after November 5, 2008. The depositary shares pay an annual dividend of $2.00 per depositary share, equivalent to 8% of the $25.00 liquidation preference. The Series A preferred stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and is not convertible into any of our other securities. Investors in the depositary shares generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters (whether or not declared or consecutive) and in certain other events.

Preferred Stock

General. Shares of preferred stock may be offered and sold from time to time, in one or more series, as authorized by the Board of Directors. The Board of Directors is authorized by Maryland law and our articles of incorporation to set for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption. The preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future. This means that the purchasers of shares of preferred stock will not receive any rights, as a holder of preferred stock, to buy any portion of the securities which we may issue in the future. The Board of Directors has the power to set preferences, powers and rights, voting or other terms preferred stock that are senior to, or better than, the rights of holders of common stock or other classes or series of preferred stock. The offer and sale of preferred stock could have the effect of delaying or preventing a change of our control that might involve a premium price for holders of our common stock or otherwise be favorable to them.

Terms. You should refer to the prospectus supplement relating to the offering of any preferred stock for specific terms, including the following terms:

•	the title and stated value of the preferred stock;

•	the number of shares of preferred stock offered and the offering price of those shares;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation of any of those terms that apply to those shares of preferred stock;

•	the date from which dividends on those shares of preferred stock will accumulate, if applicable;

•	the terms and amount of a sinking fund, if any, for the purchase or redemption of those shares of preferred stock;

•	the redemption rights, including conditions and the redemption price(s), if applicable, of those shares of preferred stock;

•	any listing of those shares of preferred stock on any securities exchange or automated quotation system;

•	the relative ranking and preference of those shares of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•	the procedures for any auction and remarketing, if any, for those shares of preferred stock;

•	any other specific terms, preferences, rights, limitations or restrictions of those shares of preferred stock;

•	a discussion of federal income tax consequences applicable to those shares of preferred stock; and

•

any limitations on direct or beneficial ownership and restrictions on transfer in addition to those described in “Certain Provisions of Maryland Law and our Articles of Incorporation and Bylaws – Restrictions on Ownership and Transfer,” in each case as may be appropriate to preserve our status as a real estate investment trust.

The terms of any preferred stock we issue through this prospectus will be set forth in an articles supplementary or amendment to our articles of incorporation. We will file the articles supplementary or amendment as an exhibit to the registration statement that includes this prospectus, or as an exhibit to a filing with the SEC that is incorporated by reference into this prospectus. The description of preferred stock in any prospectus supplement will not describe all of the terms of the preferred stock in detail. You should read the applicable articles supplementary or amendment to our articles of incorporation for a complete description of all of the terms.

Rank. Unless we say otherwise in a prospectus supplement, the preferred stock offered through that supplement will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank:

•	senior to all classes or series of our common stock, and to all other equity securities ranking junior to those shares of preferred stock;

•

on a parity with our existing Series A preferred stock and all equity securities we have issued, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities ranking senior to the shares of preferred stock.

The term “equity securities” does not include convertible debt securities.

Dividends. Holders of preferred stock of each series will be entitled to receive, when, as and if declared by our Board of Directors, out of our assets legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable prospectus supplement) at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such dividend shall be payable to holders of record as they appear on our share transfer books on such record dates as shall be fixed by our Board of Directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our Board of Directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are noncumulative, then the holders of such series of preferred stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date. We will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

Redemption. If we provide for a redemption right in a prospectus supplement, the preferred stock offered through that supplement will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in that supplement.

The prospectus supplement relating to a series of our preferred stock that is subject to mandatory redemption will specify:

•	the number of shares of such preferred stock that we will redeem in each year;

•	the year the redemption will commence;

•	the redemption price per share, together with an amount equal to all accrued and unpaid dividends to the date of redemption; and

•	whether the redemption price may be payable in cash or other property.

If the redemption price for our preferred stock of any series is payable only from the net proceeds of the issuance of our capital stock, the terms of such preferred stock may provide that, if we have not issued capital stock or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such preferred stock shall automatically and mandatorily be converted into the applicable class or series of our capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.

We cannot redeem, purchase or otherwise acquire shares of a series of preferred stock unless:

•

for preferred stock with cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full cumulative dividends on the preferred stock through the then-current dividend period; or

•	for preferred stock lacking cumulative dividends, we have declared and paid, or declared and set apart a sum sufficient to pay full dividends for the then-current dividend period.

The foregoing shall not prevent the purchase or acquisition of preferred stock of such series to preserve our REIT status or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of such series.

If fewer than all of our outstanding preferred stock of any series are to be redeemed, we will determine the number of shares to be redeemed. We may redeem the shares on a pro rata basis from the holders of record of those shares in proportion to the number of those shares held or for which redemption is requested by the holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner we determine.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and the series of preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for such shares are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to such shares shall terminate.

If fewer than all of the preferred stock of any series are to be redeemed, the notice mailed to each holder shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if we have set aside the funds necessary for such redemption in trust for the benefit of the holders of any of our preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on the preferred stock, and all rights of the holders of the redeemable shares will terminate, except the right to receive the redemption price.

Liquidation Preference. As to any preferred stock offered through this prospectus, the applicable supplement shall provide that, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of those shares of preferred stock shall receive, before any distribution or payment shall be made to the holders of any other class or series of stock ranking junior to those shares of preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, and after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to stockholders, liquidating distributions in the amount of any liquidation preference per share (set forth in the applicable supplement), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (not including any accumulation in respect of unpaid distributions for prior distribution periods if those shares of preferred stock do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of those shares of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of those outstanding shares of preferred stock and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with those shares of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of those shares of preferred stock and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock entitled to receive those distributions prior to any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, then our remaining assets shall be distributed among the holders of those junior classes or series of equity stock, in each case according to their respective rights and preferences and their respective number of shares of stock.

Voting Rights. Unless otherwise indicated in the applicable supplement, holders of our preferred stock will not have any voting rights, except as may be required by applicable law or any applicable rules and regulations of any national securities exchange or automated quotation system where the preferred stock is listed or quoted.

Conversion Rights. No preferred stock offered through this prospectus shall be convertible into common stock.

Restrictions on Ownership. As discussed below under “Certain Provisions of Maryland Law and our Articles of Incorporation and Bylaws – Restrictions on Ownership and Transfer,” for us to qualify as a REIT under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), not more than 50% in value of our outstanding equity securities may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year, which we refer to as the 5/50 Rule. To assist us in meeting this requirement, we may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of our outstanding equity securities, including any of our shares of preferred stock. Therefore, the designating amendment for each series of preferred stock may contain provisions restricting the ownership and transfer of preferred stock.

Book-Entry Preferred Stock. The preferred stock of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to such series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of preferred stock will be described in the applicable prospectus supplement relating to such series.

Transfer Agent and Registrar. We will identify the transfer agent and registrar for any series of shares of preferred stock issued through this prospectus in a prospectus supplement. Continental Stock Transfer & Trust Company is the transfer agent of our existing Series A preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

General. We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of a class of our preferred stock. We will deposit the shares of preferred stock of any series represented by depositary shares with a depositary under a deposit agreement. We will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, if you own a depositary share, you will be entitled, in proportion to the fraction of the share of preferred stock represented by your depositary share, to all of the rights and preferences to which you would be entitled if you owned the share of preferred stock represented by your depositary share directly (including dividend, voting, redemption, subscription and liquidation rights). As of December 31, 2007, we had 4,000,000 depositary shares, each representing 1/100th of a share of our Series A preferred stock, issued and outstanding.

The depositary shares will be represented by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

Dividends and Other Provisions. If you are a “record holder” (as defined below) of depositary receipts and we pay a cash dividend or other cash distribution with respect to the preferred stock represented by your depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of the preferred stock represented by your depositary receipts in proportion to the numbers of depositary shares you owned on the record date for that dividend or distribution.

If we make a distribution in a form other than cash, the depositary will distribute the property it receives to you and all other record holders of depositary receipts in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell the property and distribute the net proceeds from the sale to you and the other record holders. The amount the depositary distributes in any of the foregoing cases may be reduced by any amounts that we or the depositary is required to withhold on account of taxes.

A “record holder” is a person who holds depositary receipts on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred stock represented by those depositary receipts.

Withdrawal of Preferred Stock. If you surrender your depositary receipts, the depositary will be required to deliver certificates to you evidencing the number of shares of preferred stock represented by those receipts (but only in whole shares). If you deliver depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to you at the same time a new depositary receipt evidencing the fractional shares.

Redemption of Depositary Shares. If we redeem a series of shares of preferred stock represented by depositary receipts, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine. After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders of those depositary shares will cease, except the right to receive the redemption price that the holders of the depositary shares were entitled to receive upon redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock. When the depositary receives notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail information contained in the notice to you as a record holder of the depositary shares relating to the preferred stock. As a record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock), you will be entitled to instruct the depositary as to how you would like your votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by your depositary shares in accordance with your instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If you do not send specific instructions the depositary will not vote the preferred stock represented by your depositary shares.

Liquidation Preference. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, you will be entitled, as a record holder of depositary shares, to the fraction of the liquidation preference accorded each applicable share of preferred stock, as has been set forth in a prospectus supplement.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters your rights as a holder of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if:

•	we redeem all outstanding depositary shares; or

•

we make a final distribution in respect of the related preferred stock to which the depositary shares and agreement relate, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares.

Resignation and Removal of Depositary. The depositary may resign at any time by delivering notice to us of its election to do so. Additionally, we may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary and the successor accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of preferred stock by owners of the depositary shares and any redemption of the preferred stock. You will pay other transfer and other taxes, governmental charges and other charges expressly provided for in the deposit agreement.

Miscellaneous. The depositary will forward to you all notices, reports and communications, including proxy soliciting material, from us that we are required, or otherwise determine, to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

CERTAIN PROVISIONS OF MARYLAND LAW AND

OUR ARTICLES OF INCORPORATION AND BYLAWS

The following summary of certain provisions of the Maryland General Corporation Law and our articles of incorporation and bylaws is not complete. You should read the Maryland General Corporation Law and our articles of incorporation and bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in our control. Also, the removal of directors provisions and the advance notice provisions of the bylaws could have the effect of delaying or preventing a transaction or a change in our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of our equity stock or otherwise benefits stockholders.

Restrictions on Ownership and Transfer. Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Code to qualify as a REIT. For example, the Code contains the following requirements.

•

No more than 50% in value of a REIT’s stock may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year, which we refer to as the 5/50 Rule. Under the Code, individuals include certain tax-exempt entities, except that qualified domestic pension funds are not generally treated as individuals.

•

If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In order to maintain our qualification as a REIT, our articles of incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 2.5% in value of our issued and outstanding equity securities with the exception of members of The Saul Organization, who are restricted to 39.9% in value of our issued and outstanding equity securities. In this prospectus, the term “ownership limitation” is used to describe this provision of our articles of incorporation.

As of December 31, 2007, Mr. Saul II and members of The Saul Organization owned common stock representing approximately 33.7% in value of all our issued and outstanding equity securities. In addition, members of The Saul Organization beneficially owned Partnership units that are, in general, convertible into our common stock on a one-for-one basis. Members of the Saul Organization are permitted under our articles of incorporation to convert Partnership units into shares of common stock or acquire additional shares of common stock until The Saul Organization’s actual ownership of common stock reaches 39.9% in value of our equity securities.

Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:

•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code); or

•	otherwise results in our failure to qualify as a REIT.

If a stockholder owns more than 1.9% of the value of our outstanding equity stock, then the stockholder must notify us of its share ownership by January 31 of each year.

The ownership limitation generally does not apply to the acquisition of stock by an underwriter that participates in a public offering of such stock. In addition, the Board of Directors may exempt a person from the ownership limitation under certain circumstances and conditions. The Board of Directors may not grant an exemption from the ownership limitation to any proposed transferee whose ownership, direct or indirect, of our stock in excess of the ownership limitation would result in the termination of our status as a REIT. The Board of Directors has authorized us to grant waivers to look-through entities, such as mutual funds, in which shares of equity stock owned by the entity are treated as owned proportionally by individuals who are the beneficial owners of the entity. Even though these entities may own stock in excess of the 2.5% ownership limit, no individual beneficially or constructively would own more than 2.5%.

In September 1999, our Board of Directors agreed to waive the ownership limit with respect to Wells Fargo Bank, National Association and U.S. Bank National Association, the pledgees of certain shares of our common stock and units issued by the Partnership and held by members of The Saul Organization.

The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders. All certificates representing shares of stock will bear a legend referring to the restrictions described above.

Automatic Transfer of Stock to Trust. With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “excess stock” and transferred automatically to a trust. The transfer to the trust is effective as of the end of the business day next preceding the date of the purported transfer of such shares. The record holder of the shares that are designated as excess stock must deliver those shares to us for registration in the name of the trust. We will act as trustee of the trust. The beneficiary of the trust will be the persons to whom an interest in the excess stock is eventually transferred as provided below.

Any shares of excess stock remain issued and outstanding shares of stock. From and after the purported transfer resulting in excess stock, the record holder shall not be entitled to any dividends or distributions (except upon liquidation) or voting right, except as required by law, but shall be entitled to the right to payment of the purchase price of the shares. Any dividend or distribution paid to a record holder on excess stock shall be repaid to us upon demand. Subject to the ownership limitation, the excess stock may be retransferred by the record holder to any person if the excess stock will not be excess stock in the hands of the person at a price not to exceed:

•	the price paid by the record holder; or

•	if no consideration was paid, fair market value, at which point the excess stock will automatically be exchanged for the equity stock to which the excess stock was attributable.

In addition, the excess stock will be subject to repurchase by us at our election for a period of 90 days after the date of the purported transfer which resulted in such excess stock at a price per share equal to the lesser of (1) the price per share in the transaction that created the excess stock or (2) the fair market value of such shares on the date that we, or our designee, determine to exercise the repurchase right.

Any person who acquires or attempts to acquire common stock or preferred stock which would be null and void under the restrictions described above, or any person who owned common stock or preferred stock that were transferred to a trust, must (1) give us immediate written notice of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.

Business Combinations. Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested stockholder” (as defined below). An interested stockholder is:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.

We may not engage in a business combination with an interested stockholder or any of its affiliates for five years after the interested stockholder becomes an interested stockholder. We may engage in business combinations with an interested stockholder if at least five years have passed since the person became an interested stockholder, but only if the transaction is:

•	recommended by our Board of Directors; and

•	approved by at least

•	80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested stockholder.

Stockholder approval will not be required if our stockholders receive a minimum price (as defined in the statute) for their shares and our stockholders receive cash or the same form of consideration as the interested stockholder paid for its shares.

This prohibition does not apply to business combinations involving us that are exempted by the Board of Directors before the interested stockholder becomes an interested stockholder. Our articles of incorporation have exempted from this provision any business combination with a member of The Saul Organization.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless two-thirds of the stockholders (excluding shares owned by the acquirer, and by the officers and directors who are employees of the Maryland corporation) approve their voting rights.

“Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the directors

•	10% or more but less than one-third of such shares;

•	one-third or more but less than a majority of such shares; or

•	a majority of the outstanding shares.

Control shares do not include shares the acquiring person is entitled to vote with stockholder approval. A

“control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the control shares. We could also present the question at any stockholders’ meeting on our own.

If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a stockholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other stockholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

Our articles of incorporation state that the Maryland “control share acquisition” law will not apply to any acquisition of our capital stock by the following persons:

•	members of The Saul Organization;

•	directors, officers and employees of us and the Partnership; and

•	any other persons authorized by the Board of Directors.

Limitation of Liability of Directors and Officers. Our articles of incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer shall be liable to us or our stockholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of directors or officers for money damages except

•	to the extent anyone actually received an improper benefit or profit in money property or services; or

•

a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

Indemnification of Directors and Officers. Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless

•	the director actually received an improper benefit or profit in money, property or services;

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws require, as a condition to advancing expenses, (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.

Our articles of incorporation and bylaws also provide that:

•

we may, but are not required to, provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity or any person who is or was serving at our request as a director, officer, partner, joint venturer, employee, trustee or agent of another corporation or entity;

•

the Board of Directors may authorize management to act on our behalf in matters relating to indemnification, subject to any limitations that may be imposed by the Board of Directors and to the requirements of applicable law;

•

indemnification and payment or reimbursement of advances as may be permitted or required pursuant to our bylaws shall be furnished in accordance with the procedures set forth in the Maryland General Corporation Law; and

•

we may provide such other further indemnification or provision for the payment or advancement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Duties of Directors. Under Maryland law, there is a presumption that the act of a director satisfies the required standard of care. An act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision does not impose an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof for demonstrating that the defensive mechanism adopted by a board is reasonable in relation to the threat posed to the board.

Number of Directors; Classified Board. The number of directors may be increased or decreased pursuant to the bylaws, provided that the total number of directors may not be less than three or more than 15. Under Maryland law and our articles of incorporation, directors, subject to the rights of holders of any shares of preferred stock, are elected in three classes for staggered, three-year terms.

Removal of Directors. Under the articles of incorporation, and subject to the rights of any holders of preferred stock, our stockholders may remove a director only with cause upon the affirmative vote of 75% of the Board of Directors or 75% of the number of shares outstanding and entitled to vote on that matter.

Vacancies on the Board of Directors. The bylaws provide that, subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by vote of a majority of the remaining directors. Each director so elected shall serve for the unexpired term of the director he is replacing.

Meetings of Stockholders. Our bylaws provide for an annual meeting of stockholders, to be held in April, to elect individuals to the Board of Directors for that class of directors then standing for election and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by our Chairman of the Board, President or by a majority of the Board of Directors, and shall be called at the request in writing of the holders of 25% of all votes entitled to be cast at the meeting.

Our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if all of the shares entitled to vote on the matter consent to the action in writing, the written consents are filed with the records of the meetings of stockholders and each stockholder executed a written waiver of any right to dissent.

Advance Notice for Stockholder Nominations and Stockholder New Business Proposals. Our bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders. For an annual meeting, to nominate a director or bring other business before a meeting of stockholders, a stockholder must deliver notice to our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice must be timely delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the date on which public announcement is first made of the annual meeting.

For a special meeting, to nominate a director, a stockholder must deliver notice to our Secretary not earlier that the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 70th day prior to the special meeting or the 10th day following the date on which public announcement is first made of the special meeting. Nominations for elections to the Board of Directors at a special meeting may be made by stockholders only if the Board of Directors has determined that directors shall be elected at the special meeting.

The postponement or adjournment of an annual or special meeting to a later date or time shall not commence any new time periods for the giving of notice as described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

FEDERAL INCOME TAX CONSIDERATIONS

The following sections summarize the material federal income tax issues that you may consider relevant. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, this discussion addresses only stock held as a capital asset. In addition, this section does not address the tax issues that may be important to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “–Taxation of Tax-Exempt U.S. Stockholders” below), persons subject to the alternative minimum tax, persons that are, or that hold their stock through, partnerships or other pass-through entities, U.S. stockholders whose functional currency is not the U.S. dollar, persons that hold stock as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “–Taxation of Non-U.S. Stockholders” below). This summary does not address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and only to the extent specifically provided herein certain excise taxes potentially applicable to REITs.

This summary is based upon the provisions of the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

We urge you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of purchasing, owning and disposing of our stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Saul Centers, Inc.

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1993 federal income tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to our taxable years ended through December 31, 2007; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code, and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our stock, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. For a discussion of the tax treatment of us and our stockholders if we fail to qualify as a REIT, see “–Requirements for REIT Qualification–Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and stockholder levels) that generally results from owning stock in a C corporation. However, we will be subject to federal tax in the following circumstances:

•

we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our stockholders;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “–Requirements for REIT Qualification – Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s stockholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)), and we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our stock or ownership certificates;

6.	not more than 50% in value of our outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient common stock with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our equity securities so that we should continue to satisfy requirements 5 and 6. The provisions of our articles of incorporation restricting the ownership and transfer of our equity securities are described in “Certain Provisions of Maryland Law and our Articles of Incorporation and Bylaws — Restrictions on Ownership and Transfer.”

We currently have several direct corporate subsidiaries and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, they are not subject to federal corporate income taxation, though they may be subject to state and local taxation.

A REIT is treated as owning its proportionate share of the assets of any partnership in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of the Partnership and of any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

•

At least 75% of our gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions and certain real estate liability hedges) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. The Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules.

•

If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” The Partnership has not entered into any lease based in whole or part on the net income of any person and does not anticipate entering into such arrangements unless we determine in our discretion that such arrangements will not jeopardize our status as a REIT.

•

Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our stock owns 10% or more of a tenant from whom the Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. The Partnership will use its best efforts not to rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT. The Partnership leases property to Chevy Chase Bank, a member of The Saul Organization, which is deemed a “related party tenant.” We actively monitor the amount of rent we receive from Chevy Chase Bank and have determined that the rent received from Chevy Chase Bank does not jeopardize our REIT status.

•

In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. We do not currently have any taxable REIT subsidiaries, but if in the future we rent space to any taxable REIT subsidiary we intend to meet these conditions, unless we determine in our discretion that the rent received from such taxable REIT subsidiary is not material and will not jeopardize our status as a REIT

•

If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property would be less than 15% of total rent from that lease. If the Partnership leases personal property in connection with a future lease, it intends to satisfy the 15% test described above.

•

In general, if the Partnership furnishes or renders services to its tenants, other than through an “independent contractor” who is adequately compensated and from whom the Partnership does not derive revenue or through a taxable REIT subsidiary, the income received from the tenants may not be deemed “rents from real property.” The Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as its income from the services does not exceed 1% of its income from the related property. The Partnership has not provided noncustomary services to leased properties other than through an independent contractor. In the future, the Partnership intends that any services provided will not cause rents to be disqualified as rents from real property.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

On an ongoing basis, we will use our best efforts not to cause the Partnership to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

•

rent any property to a related party tenant (taking into account the applicable constructive ownership rules and the exception for taxable REIT subsidiaries), unless we determine in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT;

•

derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); and

•

perform services considered to be provided for the convenience of the tenant that generate rents exceeding 1% of all amounts received or accrued during the taxable year with respect to such property, other than through an independent contractor from whom we derive no revenue, through a taxable REIT subsidiary, or if the provisions of such services will not jeopardize our status as a REIT.

Because the Code provisions applicable to REITs are complex, however, we may fail to meet one or more of the foregoing.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•

that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•

the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•

the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•

the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (including those held by the Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when an asset sale will not be characterized as a prohibited transaction. We may fail to comply with such safe-harbor provisions or may own property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test, and therefore will be exempt from this test, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets. Income from any hedging transaction will, however, be nonqualifying for purposes of the 75% gross income test.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “–Taxation of Saul Centers, Inc.,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•

At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables), government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that the properties qualify as real estate assets.

•

“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•

Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•

For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities, which does not include our equity ownership of other REITs, the Partnership or any taxable REIT subsidiary or qualified REIT subsidiary, may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, the Partnership, any qualified REIT subsidiary or any taxable REIT subsidiary (the “10% asset test”)), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 20% of the value of our total assets, and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent, (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income.

We intend to select future investments so as to comply with the asset tests.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our stockholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to stockholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to stockholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “–Taxation of Taxable U.S. Stockholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue preferred stock or additional common stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding stock. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders and we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current or accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Any such dividends should, however, be

“qualified dividend income,” which is taxable at long-term capital gain rates for individual stockholders who satisfy certain holding period requirements for tax years through 2010. Furthermore, subject to certain limitations of the Code, corporate stockholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

As used herein, the term “taxable U.S. stockholder” means a taxable beneficial owner of our stock (or depositary shares) that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect to be treated as a U.S. person.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our stock (or depositary shares), the treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

For U.S. federal income tax purposes, holders of depositary share receipts will be treated as if they held the equivalent fraction of the underlying preferred stock. Accordingly, the discussion below with respect to the consequences of holding our preferred stock applies equally to holders of our depositary receipts.

Dividends and Other Taxable U.S. Stockholder Distributions. As long as we qualify as a REIT, a taxable U.S. stockholder must take into account distributions on our common and preferred stock out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. stockholders generally will not qualify for the 15% tax rate (applicable to tax years through 2010) for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock and then to distributions with respect to our common stock. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our stockholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred stock will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred stock for the year and the denominator of which will be the total dividends paid to the holders of all classes of our stock for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common stock.

A taxable U.S. stockholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. stockholder has held its stock. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. stockholder’s stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. stockholder’s adjusted basis in its stock, the taxable U.S. stockholder will recognize long-term capital gain (or short-term capital gain if the stock has been held for one year or less), assuming the stock is a capital asset in the hands of the taxable U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Stockholders on the Disposition of our Stock. In general, a taxable U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the taxable U.S. stockholder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a taxable U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. stockholder treats as long-term capital gain. All or a portion of any loss a taxable U.S. stockholder realizes upon a taxable disposition of our stock may be disallowed if the taxable U.S. stockholder purchases substantially identical stock within the 61-day period beginning 30 days before and ending 30 days after the disposition.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long-term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate stockholders at the lower or higher rate. The tax rate differential between capital gain and ordinary income for non-corporate taxpayers is significant. A taxable U.S. stockholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. Taxable U.S. stockholders will increase their basis in their stock by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. stockholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Redemption of Preferred Stock for Cash. The treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of preferred stock can only be determined on the basis of particular facts as to each holder at the time of redemption. As stated above, in general a taxable U.S. stockholder of preferred stock will recognize capital gain or loss measured by the difference between the amount received upon the redemption and such holder's adjusted tax basis in the preferred stock redeemed (provided the preferred stock is held as a capital asset) if such redemption (i) results in a “complete termination”' of the holder's interest in all classes of our stock under Section 302(b)(3) of the Code, (ii) is “substantially disproportionate'” with respect to the holder's interest in our stock under Section 302(b)(2) of the Code (which will not be the case if only preferred stock is redeemed, since they generally do not have voting rights), or (iii) is “not essentially equivalent to a dividend” with respect to the holder of preferred stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only the preferred stock owned by the taxable U.S. stockholder, but also such holder's ownership of our common stock and any other options (including share purchase rights) to acquire any of the foregoing. The holder of preferred stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If a particular taxable U.S. stockholder of preferred stock owns (actually or constructively) none of our common stock or an insubstantial percentage of our outstanding common stock, then based upon current law, it is probable that the redemption of preferred stock from such a holder would be considered “not essentially equivalent to a dividend.” However, whether a dividend is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a taxable U.S. stockholder of preferred stock intending to rely on any of these tests at the time of redemption should consult the holder's own tax advisor to determine their application to the holder's particular situation. If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the preferred stock will be treated as a distribution on the preferred stock. If the redemption is taxed as a dividend, the taxable U.S. stockholder's adjusted tax basis in the preferred stock will be transferred to any other stock held by the holder. If the holder of preferred stock owns none of our other stock, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

The Treasury previously proposed regulations which would have altered the method for recovering a taxable U.S. stockholder's adjusted tax basis in any of our preferred stock redeemed in a dividend equivalent redemption. Under the proposed Treasury regulations, a holder would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the stock redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, the holder's ceasing to actually or constructively own any stock. However, the proposed Treasury regulations have since been withdrawn by the Treasury. Although presumably the existing methods for recovering adjusted tax basis continue to apply in such a redemption, the Treasury is considering other methods for basis recovery, and new regulations addressing this treatment could be promulgated in the future. We urge you to consult your tax advisor concerning the treatment of a cash redemption of our preferred stock or depositary shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 15% for taxable years beginning on or before December 31, 2010). The tax rate on “qualified dividend income” is the same as the maximum capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our stockholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the 15% rate does generally apply to:

•	a stockholder’s long-term capital gain, if any, recognized on the disposition of our stock;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including any taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

Without legislation, for non-corporate taxpayers the maximum tax rate on long-term capital gains will increase to 20% in 2011, and qualified dividend income will no longer be taxed at a preferential rate compared to ordinary income.

Information Reporting and Backup Withholding. Taxable U.S. stockholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our stock, unless, when required they fail to demonstrate their status as exempt recipients. In general, we will report to our other stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a stockholder's regular U.S. federal income tax liability or refunded by the IRS.

Taxation of Tax-Exempt U.S. Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the stock of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of stock with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our stock. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our stock only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock).

Tax-exempt entities will be subject to the rules described above, under the heading “—Taxation of Taxable U.S. Stockholders” concerning the inclusion of our designated undistributed net capital gains in the income of our stockholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Stockholders

The rules governing U.S. federal income taxation of non-U.S. stockholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of stock, including any reporting requirements. As used herein, the term “non-U.S. stockholder” means any taxable beneficial owner of our stock (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. stockholder.

Ordinary Dividends. A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. If a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, however, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. stockholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a non-U.S. corporation unless the rate is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless (i) a lower treaty rate applies and the non-U.S. stockholder (or beneficial owner in the case of stock owned through a pass-through entity that is not acting as a withholding foreign partnership or trust) timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, (ii) the non-U.S. stockholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income, or (iii) the non-U.S. stockholder holds stock through a “qualified intermediary” that has elected to perform any necessary withholding itself.

Return of Capital. A non-U.S. stockholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its stock. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. stockholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Capital Gain Dividends. Provided that a particular class of our stock is “regularly traded” on an established securities market in the United States, and the non-U.S. stockholder does not own more than 5% of the stock of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to that stock that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “– Ordinary Dividends.”

If the foregoing exceptions do not apply, for example because the non-U.S. stockholder owns more than 5% of our shares, the non-U.S. stockholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on distributions subject to FIRPTA. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. stockholder) it is not subject to withholding under FIRPTA. Instead, we must make up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. stockholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. stockholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “– Sale of Stock.”

Sale of Stock. A non-U.S. stockholder generally will not incur tax under FIRPTA on gain from the sale of its stock as long as we are a “domestically controlled REIT.” A “domestically controlled REIT” is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of the stock. We anticipate that we will continue to be a “domestically controlled REIT.” In addition, a non-U.S. stockholder that owns, actually or constructively, 5% or less of a class of our outstanding stock at all times during a specified testing period will not incur tax under FIRPTA on a sale of such stock if the stock is “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the stock would be taxed under FIRPTA, in which case a non-U.S. stockholder would be required to file a U.S. federal income tax return and would be taxed in the same manner as taxable U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and, if the sold shares were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price. Additionally, a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax on gains from the sale of stock taxed under FIRPTA.

A non-U.S. stockholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as taxable U.S. stockholders with respect to such gain, or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. stockholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected interest income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a stockholder owning more than 5% of our stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. stockholders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. stockholders.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. stockholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. stockholder provided that the non-U.S. stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of stock effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of stock by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment of the proceeds of a sale of stock effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a non-U.S. stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax and may be credited against a non-U.S. stockholder's U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is supplied to the IRS.

Other Tax Consequences

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s income and to deduct our distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

We believe that the Partnership qualified for the Private Placement Exclusion since inception and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future the Partnership might not qualify for one of these exceptions.

If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “–Requirements for REIT Qualification – Income Tests” and “–Requirements for REIT Qualification – Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “–Requirements for REIT Qualification – Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnership and its Partners. The partners of the Partnership are subject to taxation. The Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our formation. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by the Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by the Partnership in exchange for interests in the Partnership. In the event of such a revaluation, the partners (including us) who were partners in the Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by the Partnership.

The application of Section 704(c) to the Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “–Requirements for REIT Qualification – Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by
Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by the Partnership. The Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of stockholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by the Partnership in the future.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “–Requirements for REIT Qualification – Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

PLAN OF DISTRIBUTION

We may sell our securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

If we use underwriters in an offering, we will execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If we use an underwriting syndicate, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

Underwriters may offer and sell our securities at a fixed price or prices, which may be changed, related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell our securities upon the terms and conditions set forth in an applicable prospectus supplement. In connection with the sale of our securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of our securities for whom they may act as agent. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation we pay to underwriters or agents in connection with the offering of our securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the our securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. The terms of any indemnification provisions will be set forth in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase our securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold pursuant to contracts shall be not less or more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except (i) the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of our securities less the principal amount thereof covered by contracts.

Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

The securities may or may not be listed on a national securities exchange or traded in the over-the-counter market. No assurance can be given as to the liquidity of the trading market for any such securities.

If underwriters or dealers are used in the sale, until the distribution of the securities is completed, the SEC rules may limit the ability of any such underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, representatives of any underwriters are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities. If the underwriters create a short position in the securities in connection with the offerings (in other words, if they sell more securities than are set forth on the cover page of the prospectus supplement) the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters may also elect to reduce any short position by exercising all or part of any over-allotment option described in the prospectus supplement. The representatives of the underwriters may also impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the securities to the extent that it discourages resales of the securities. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, the representatives of any underwriters may determine not to engage in such transactions or that such transactions, once commenced, may be discontinued without notice.

LEGAL MATTERS

The validity of our securities will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, a limited liability partnership. In addition, the description of federal income tax consequences contained in this prospectus under “Federal Income Tax Considerations” is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Pillsbury Winthrop Shaw Pittman LLP.

EXPERTS

The consolidated financial statements of Saul Centers, Inc., appearing in Saul Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Saul Centers, Inc.’s internal control over financial reporting as of December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we have filed at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings are available to the public at the SEC’s Internet site at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the ticker symbol “BFS.” You may inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act of 1933 with respect to our securities. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC.

We are incorporating by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 28, 2008 as well as any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (Exchange Act File No. 001-12254), from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made from the date of this prospectus until we sell all of the securities under this prospectus as supplemented.

Copies of these filings are available at no cost on our website, www.saulcenters.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Mr. Scott V Schneider

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814

(301) 986-6200

Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table itemizes the expenses incurred, or to be incurred, by us in connection with the registration and issuance of the securities being registered hereunder. As indicated below, all amounts shown are estimates except for the SEC registration fee.

Registration Fee — SEC	$5,502
Printing and Mailing Costs	75,000	*
Accounting Fees and Expenses	125,000	*
Legal Fees and Expenses	175,000	*
Miscellaneous	50,000	*

Total	$430,502	*
*Estimated.

Item 15. Indemnification of Directors and Officers

Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless (i) the director actually received an improper benefit or profit in money, property or services; (ii) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (iii) in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws require, as a condition to advancing expenses, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (ii) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.

Our officers and directors are also indemnified pursuant to the Partnership’s partnership agreement. We have also purchased an insurance policy which purports to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 16. Exhibits

Number	Description

1.1	Form of Underwriting or Purchase Agreement for Preferred Stock or Depositary Shares*

4.1	First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 (previously filed as Exhibit 3(a) of the 1993 Annual Report of the Company on Form 10-K (the “1993 Form 10-K”) and incorporated herein by reference.

Number	Description

4.2	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 (previously filed as Exhibit 3(b) of the 1993 Form 10-K and incorporated herein by reference)

4.3	Articles Supplementary to First Amended and Restated Articles of Incorporation of Saul Centers, Inc., dated October 30, 2003 (previously filed as Exhibit 2 to the Company’s Registration Statement on Form 8-A dated October 31, 2003 and incorporated herein by reference)

4.4	Form specimen of certificate representing preferred stock*

4.5	Form specimen of depositary receipt representing depositary shares*

4.6	Form of Deposit Agreement (previously filed as Exhibit 4 to the Company’s Registration Statement on Form 8-A dated October 31, 2003 and incorporated herein by reference)

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the validity of the securities being registered

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

12.1	Statement Regarding Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included as part of Exhibits 5.1 and 8.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (contained on the signature page hereto)

*	To be filed by amendment or incorporated by reference in connection with the offering of the offered securities

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the undersigned registrant(s) pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(e) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on February 29, 2008.

SAUL CENTERS, INC.

By:	/s/ B. Francis Saul II
B. Francis Saul II Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of B. Francis Saul II, B. Francis Saul III and Scott V. Schneider as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities act of 1933 with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/S/ B. FRANCIS SAUL II B. Francis Saul II	Chairman of the Board and Chief Executive Officer (principal executive officer)	February 29, 2008

/S/ PHILIP D. CARACI Philip D. Caraci	Vice Chairman	February 29, 2008

/S/ B. FRANCIS SAUL III B. Francis Saul III	President and Director	February 29, 2008

/S/ SCOTT V. SCHNEIDER Scott V. Schneider	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial officer)	February 29, 2008

/S/ KENNETH D. SHOOP Kenneth D. Shoop	Vice President and-Chief Accounting Officer (principal accounting officer)	February 29, 2008

/S/ JOHN E. CHAPOTON John E. Chapoton	Director	February 29, 2008

/S/ GILBERT M. GROSVENOR Gilbert M. Grosvenor	Director	February 29, 2008

/S/ PHILIP C. JACKSON, JR. Philip C. Jackson, Jr.	Director	February 29, 2008

/S/ DAVID B. KAY David B. Kay	Director	February 29, 2008

SIGNATURE	TITLE	DATE

/S/ GENERAL PAUL X. KELLEY USMC (RET.) General Paul X. Kelley USMC (Ret.)	Director	February 29, 2008

/S/ CHARLES R. LONGSWORTH Charles R. Longsworth	Director	February 29, 2008

/S/ PATRICK F. NOONAN Patrick F. Noonan	Director	February 29, 2008

/S/ JAMES W. SYMINGTON James W. Symington	Director	February 29, 2008

/S/ JOHN R. WHITMORE John R. Whitmore	Director	February 29, 2008